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                                                                      EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sun Company, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
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                                                               For the Twelve Months
                                                              Ended December 31, 1997
                                                              -----------------------
                                                                    (UNAUDITED)
Fixed Charges:
 Consolidated interest cost and debt expense                          $  78
 Interest cost and debt expense of real estate
  operations held for sale                                                4
 Interest allocable to rental expense(b)                                 36
                                                                      -----
   Total                                                              $ 118
                                                                      =====
Earnings:
 Consolidated income before income tax expense                        $ 385
 Proportionate share of income tax expense
  of 50 percent owned but not controlled
  affiliated companies                                                    6
 Equity in income of less than 50 percent owned
  affiliated companies                                                  (15)
 Dividends received from less than 50 percent
  owned affiliated companies                                              5
 Fixed charges                                                          118
 Interest capitalized                                                    (7)
 Amortization of previously capitalized interest                         10
                                                                      -----
    Total                                                             $ 502
                                                                      =====
Ratio of Earnings to Fixed Charges                                     4.25
                                                                      =====
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(a) The consolidated financial statements of Sun Company, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except for Radnor Corporation, the Company's wholly owned real estate development subsidiary, which is accounted for as an investment held for sale.  (See Note 2 to the Consolidated Financial
    Statements in the Company's 1997 Annual Report to Shareholders.)  Affiliated
    companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.
(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.